UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 10, 2021
 Date of Report (Date of earliest event reported)

IPG PHOTONICS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33155 (Commission File No.)	04-3444218 (IRS Employer Identification No.)
50 Old Webster Road
Oxford, Massachusetts 01540
(Address of Principal Executive Offices, including Zip Code)

(508) 373-1100
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	IPGP	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Catherine P. Lego, a member of the Board of Directors of IPG Photonics Corporation (the “Company”), informed the Company on March 10, 2021 that she will not seek re-election at the 2021 annual meeting of stockholders. Her decision is not due to any disagreements with the Company on any of its operations, policies or practices.

Item 8.01. Other Events.

Certain directors and officers of the Company adopt from time to time pre-arranged trading plans (each, a “Plan”) designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and the Company’s policies regarding stock transactions. Under Rule 10b5-1, directors, officers and other persons who are not in possession of material non-public information may adopt a plan or contract for pre-arranged sales of Company securities under specified conditions and at specified times. Using these Plans, insiders can gradually diversify their investment portfolios, spread stock trades out over an extended period of time to reduce market impact and avoid concerns about transactions occurring at a time when they might possess inside information.

The Plan adopted by Dr. Eugene A. Scherbakov, Director, Chief Operating Officer, Managing Director of IPG Laser GmbH, and Senior Vice President of Europe, provides for the sale of up to 1,500 shares, including shares acquired upon exercise of stock options, over a period ending February 2022, unless terminated sooner in certain circumstances. Shares will be sold under the Plan on the open market at prevailing market prices, subject to minimum price thresholds.

The Plan adopted by Mr. Angelo P. Lopresti, Senior Vice President, General Counsel and Secretary, provides for the sale of up to 5,500 shares, over a period ending March 2022, unless terminated sooner in certain circumstances. Shares will be sold under the Plan on the open market at prevailing market prices, subject to minimum price thresholds.

The Plan adopted by Mr. Trevor Ness, Senior Vice President, World Wide Sales & Marketing, provides for the sale of up to 6,968 shares, including shares acquired upon exercise of stock options, over a period ending October 2021, unless terminated sooner in certain circumstances. Shares will be sold under the Plan on the open market at prevailing market prices, subject to minimum price thresholds.

The Plan adopted by Dr. George BuAbbud, Vice President, Telecommunications Products, provides for the sale of up to 4,377 shares, over a period ending September 2021, unless terminated sooner in certain circumstances. Shares will be sold under the Plan on the open market at prevailing market prices, subject to minimum price thresholds.

The Plan adopted by Dr. Dan Perlov, Vice President, Laser Crystal Materials, provides for the sale of up to 3,846 shares, over a period ending October 2021, unless terminated sooner in certain circumstances. Shares will be sold under the Plan on the open market at prevailing market prices, subject to minimum price thresholds.

The Plan adopted by IP Fibre Devices (UK) Limited provides for the sale of up to 75,000 shares over a period ending December 2021, unless terminated sooner in certain circumstances. Shares will be sold under the Plan on the open market at prevailing market prices, subject to minimum price thresholds.

The Company does not undertake to report Plans that may be adopted by any directors, officers or affiliates of the Company in the future, or to report any modification or termination of any Plan, except to the extent required by law.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

IPG PHOTONICS CORPORATION

March 16, 2021	By:	/s/ Angelo P. Lopresti
Angelo P. Lopresti
Senior Vice President, General Counsel & Secretary